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                                                                     EXHIBIT 4.6


                             OPTIMARK HOLDINGS, INC.

                                 1999 STOCK PLAN

                        COMMON STOCK EQUIVALENT AGREEMENT

      This Common Stock Equivalent Agreement (the "Agreement") is made this _________ day of ________, 199___, by and between OptiMark Holdings, Inc. (the "Company") and __________ (the "Recipient"). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings herein.

      1. Award. The Company hereby awards _____________ Common Stock Equivalents to the Recipient pursuant to this Agreement and Section 12 of the Plan. The Company shall credit a bookkeeping account in the Recipient's name (the "Account"), established for such purpose, with the number of Common Stock Equivalents specified above.

      2. Conversion. Upon the earlier of (i) _______________, _____ or (ii) the date on which the Recipient ceases to be a Service Provider by reason of Disability, death or Retirement, the Company shall deliver to the Recipient (or to his designated beneficiary, executor or administrator, in the event of his death) a number of Shares equal to the whole number of Common Stock Equivalents credited to the Account.

      3. Designation of Beneficiary; Nontransferability.

            (a) Designation of Beneficiary. The Recipient shall have the right by will to designate one or more beneficiaries to receive any Shares deliverable pursuant to Section 2 above. If no beneficiary shall be designated or, having been designated, shall not be living at the time delivery of the Shares is to be made, the balance of the Shares shall be delivered to the Recipient's executor or administrator and shall constitute part of the Recipient's estate. If the Company determines that a person to whom Shares are to be delivered is a minor or is mentally or physically incapable of receiving or caring for the Shares that would otherwise be delivered to such person, the Shares may be applied for the benefit of the person (with or without the intervention of a guardian or committee) or, in the case of a minor, may be delivered to a custodian for the minor under the [NEW JERSEY UNIFORM TRANSFER TO MINORS ACT], to the parents or a parent of the minor, to a legal guardian of the minor, or any other person who may have the estate or custody of the minor's person. Any such delivery shall be a complete discharge of the liabilities of the Company under this Agreement.

            (b) Nontransferability. Except as provided in subsection (a), the rights of the Recipient under this Agreement are personal to him or her and no right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge or encumbrance by the Recipient or anyone on his or her behalf and shall not be liable for the debts, contracts, liabilities,
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engagements or torts of the Recipient. Neither this Agreement nor the establishment of the Account shall create or be construed to create a trust or asset segregation of any kind for the benefit of the Recipient or to create any form of fiduciary relationship between the Company and the Recipient, his named beneficiary or executor or administrator, as the relationship created by this Agreement is that of a general creditor.

      4. Title and Beneficial Ownership. Title to and beneficial ownership of all assets in the Account shall at all times remain with the Company, and neither the Recipient nor his named beneficiary or executor or administrator shall have any property interest whatsoever in any specific assets of the Company.

      5. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. This Agreement shall in all respects be subject to the terms, definitions and provisions of the Plan. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Recipient with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Recipient. This Agreement shall be governed by New Jersey law, except for that body of law pertaining to conflicts of laws.

      THE RECIPIENT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON THE RECIPIENT ANY RIGHT WITH RESPECT TO CONTINUATION OF HIS OR HER ENGAGEMENT AS A SERVICE PROVIDER.

RECIPIENT:                          OPTIMARK HOLDINGS, INC.:

______________________________      By: ________________________________

Name:_________________________      Its:________________________________


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